Exhibit 99.1

Tennessee Commerce Bancorp Reports Record Fourth Quarter and 2005
Results

FRANKLIN, Tenn., Jan. 20 /PRNewswire-FirstCall/ -- Tennessee Commerce Bancorp, Inc. (OTC Bulletin Board: TNCC) today announced record results for the fourth quarter and year ended December 31, 2005.

Net income rose 73% to $1.1 million for the fourth quarter ended December 31, 2005 compared with $615,000 in the same period in 2004. Earnings per share increased to $0.33 for the fourth quarter of 2005 compared with $0.19 per share for the same quarter in 2004.

“Tennessee Commerce’s earnings accelerated in 2005 due to strong loan growth, contribution from non-interest income sources and improved operating efficiencies,” stated Mike Sapp, President of Tennessee Commerce Bancorp. “Our record results for 2005 capped six years in business and six years of solid growth for us.

“We believe our success is due to our business banking model coupled with the strength of the markets we serve. Net loans grew 61.3% to $344.2 million and deposits rose 66.1% to $367.7 million compared with 2004. We continue to gain new accounts and increase our services to existing customers to fuel our growth,” continued Mr. Sapp.

Record Fourth Quarter

Net interest income rose 28.2% to $3.6 million in the fourth quarter of 2005 compared with $2.8 million in the fourth quarter of 2004. The growth in net interest income was due to an increase in loans offset somewhat by a decline in net interest margin. In the fourth quarter, Tennessee Commerce implemented SFAS 140 (Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities) that requires certain loan fees be amortized over the term of the loan. As a result of implementing SFAS 140, fourth quarter interest income was reduced by approximately $134,000 and correspondingly reduced net interest margin for the quarter. The $134,000 was treated as deferred income and will be added to future periods that correspond to the term of the loans.

Non-interest income grew 80.5% to $527,000 compared with $292,000 in the fourth quarter of 2004. The growth in non-interest income benefited from higher fee income and the sale of loans.

Return on average assets rose to 1.11% and return on average equity increased to 16.25% for the fourth quarter of 2005.

Record 2005 Results

Net income for 2005 rose 84% to a record $3.1 million, or $0.95 per share, compared with $1.7 million, or $0.57 per share, in 2004. Return on average assets improved to 0.97% and return on average equity increased to 12.29% in 2005.

Net interest income rose 52.8% to $13.6 million in 2005 compared with $8.9 million in 2004. Net interest income benefited from a 62.9% increase in earning assets to $388.7 million, offset somewhat by a 12 basis point decline in net interest margin to 4.44% and an increase in provision for loan losses from $2.4 million to $3.7 million.

Non-interest income advanced 63.9% to $1.3 million compared with 2004 due to higher fees and the sale of loans. Non-interest expense rose 37.2% to $6.2 million from $4.6 million in 2004. Tennessee Commerce’s efficiency ratio improved to 41.8% in 2005 compared with 46.8% in 2004.

About Tennessee Commerce Bancorp, Inc.

Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank. The Bank provides a wide range of banking services and is primarily focused on business accounts. Its corporate and banking offices are located in Franklin, Tennessee. Tennessee Commerce Bancorp’s stock is traded on NASDAQ’s Over-the-Counter market under the stock symbol TNCC.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Tennessee Commerce Bancorp’s operating results, performance or financial condition are competition, changes in interest rates, the demand for its products and services, the ability to expand, and numerous other factors as set forth in the Corporation’s filings with the Securities and Exchange Commission.

TENNESSEE COMMERCE BANCORP, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended December 31,		Year Ended December 31,

	2005	2004	2005	2004

Earnings:
Net Interest Income	$3,631	$2,832	$13,627	$8,920
Non-Interest Income	527	292	1,311	800
Provision for Loan Losses	900	890	3,700	2,420
Operating Expense	1,714	1,219	6,245	4,552
Operating Income	1,544	1,015	4,993	2,748
Applicable Tax	480	400	1,926	1,082
Net Income	$1,064	$615	$3,067	$1,666
Total Assets	$404,293	$245,917	$404,293	$245,917
Net Loans	344,187	213,326	344,187	213,326
Earning Assets	388,634	238,518	388,634	238,518
Allowance for Loan Losses	4,400	2,841	4,400	2,841
Deposits	367,705	221,394	367,705	221,394
Shareholders’ Equity	$26,429	$23,600	$26,429	$23,600
Total Shares Outstanding	3,238,674	3,238,674	3,238,674	3,238,674
Significant Ratios:
Net Interest Margin	3.91%	4.85%	4.44%	4.56%
Return on Average Assets	1.11%	1.02%	0.97%	0.83%
Return on Average Equity	16.25%	10.47%	12.29%	8.63%
Efficiency Ratio	41.22%	39.02%	41.81%	46.83%
Loan Loss Reserve/Net Loans	1.28%	1.33%	1.28%	1.33%
Capital/Assets	6.54%	9.60%	6.54%	9.60%
Basic Earnings per Share	$0.33	$0.19	$0.95	$0.57

SOURCE  Tennessee Commerce Bancorp, Inc.
          -0-                                                      01/20/2006
          /CONTACT:  George Fort, Chief Financial Officer of Tennessee Commerce Bancorp, Inc., +1-615-599-2274/
          CO:   Tennessee Commerce Bancorp, Inc.; Tennessee Commerce Bank